Exhibit 99.2

Arcimoto, Inc. (NASDAQ: FUV) Q2 2019 Earnings Conference Call August 14, 2019 5:00 PM ET

Company Participants

Greg Falesnik - IR

Mark Frohnmayer - Founder, President, CEO & Chairman

Conference Call Participants

Greg Falesnik

Good afternoon, ladies and gentlemen, thank you for standing by. Welcome to the Arcimoto Second Quarter 2019 Earnings Webcast. [Operator Instructions]. This conference is being recorded today, August 14, 2019, and the earnings press release accompanying this webcast was issued at the close of market today.

At this time, I’ll turn the call over to Mark Frohnmayer, CEO of Arcimoto. Mark, the floor is yours.

Mark Frohnmayer

Thank you Greg and good afternoon everybody. It is a beautiful day here in Eugene, Oregon and I’m happy to be having this call. I’m going to start out by giving, for those who are recent to the story, I’m going to do a brief outline of Arcimoto as a company, then play a short factory tour video for those of you who have not actually been out on-site, talk about our remaining compliance milestones to get into delivery of vehicles, and then a bit about the road ahead.

Arcimoto’s mission is to catalyze the shift to a sustainable transportation system. We are a mission driven company, trying to solve this problem on the screen. We are right now on a strong upward climb of a truly inconvenient exponential growth curve in carbon in the atmosphere and transportation is a big piece of that problem and the particular piece of transportation that we’re going after is everyday mobility.

Looking at the disconnect between the footprint of vehicles on the road today and the way that we actually use those vehicles, which is typically one or two at a time, you can think of Arcimoto as kind of a classic disruption story. Not in the Silicon Valley, everything is disruptive, sense but more in the traditional Clayton Christensen sense of a disruptive innovation is one that meets the utility threshold for a market at a much lower cost. If you think of Arcimoto’s vision versus the electric car vision, we’re looking at shaving two-thirds of the weight, three-quarters of the battery, a big piece of the footprint, in order to hit a price point that lands where a toy would cost, or used car, or a golf cart rather than the average cost of the new car and that really is key to the disruption thesis of the company. The first eight years of the company were all about finding the utility threshold and finding the product that would actually meet that utility threshold at that disruptive weight cost and efficiency level.

That eighth generation is the foundation of the Arcimoto platform. So the big takeaway for us from a venture perspective is that the vehicle market is huge. If you look at it, 70 million cars, 132 million motorcycles produced every year; parcel delivery, food delivery, going from a thirty billion dollar a year market to a three hundred sixty five billion dollar market in the next ten years and looking at all these various slices of the vehicle market and addressing them with a single new vehicle platform. The Arcimoto model platform starts with the Fun Utility Vehicle. We’re a consumer facing brand, we started from a consumer quest for a sustainable transportation solution, so we think it’s important to lead with a consumer product. It carries two passengers very comfortably; I’m sort of, at six foot four, our sizing dummy for the vehicle, and to be able to fit two large guys comfortably in a vehicle that can park three to a space is really a significant differentiator of the Arcimoto from basically every other product out on the road that we have seen. This picture is the feature we call “rockstar parking comes standard,” so not only is the vehicle incredibly maneuverable through urban environments, has plenty of everyday range, can include full enclosure doors, storage, and so on, but it’s also exceptionally easy to park and that has implications both in terms of reducing driver frustration as well as really direct cost benefits for the delivery version of the vehicle.

The second version of the product family that we announced, we actually announced two additional products on the Arcimoto platform earlier this year. One was the Deliveator, and this is one where we were going directly after last mile deliver, the sort of shifting pattern in the delivery market space where companies like Amazon are going from two-day delivery to one-day delivery to just-in-time delivery. Those new models of delivery call for new types of vehicles and the Deliverator packs an incredible amount of storage space onto a very small vehicle platform. The benefits of maneuverability of the Arcimoto and the benefits of park-ability of the Arcimoto both have direct implication on the bottom line for vehicle delivery services.

Then finally, we introduced the Rapid Responder, which takes the benefits of the Arcimoto platform and applies them to security, law enforcement, and emergency response. So both the Deliverator and the Rapid Responder are vehicles that we have prototyped. They will follow the Fun Utility Vehicle in terms of the development process so once we have finalized and are actually delivering the Fun Utility Vehicle to customers, later on this year, then we will begin the finalization process for those two products. One of the real advantages of the Arcimoto platform is that basically about 90%, and we’re estimating 90% plus, of the parts from all of those three platform vehicles will be shared. Meaning that we’re expecting a much shorter development cycle on the Rapid Responder and on the Deliverator than on the market entry product of the Fun Utility Vehicle.

Our initial market entry plan is based around experience rental, so you can think of sort of three different generations of vehicle-go-to-market strategies. The traditional model being of course franchised dealerships for cars, where a franchisee buys vehicles from a manufacturer and then sells them to customers. Tesla and others have said, well you know that’s not a well set up for electric vehicles that leaves that takes a lot of margin out of the middle and so opened up direct-to-consumer retail stores, that of course carries with it significant operational and capital investment overhead. We believe that the rental experience model is sort of the ultimate win-win, where instead of franchising vehicle sales, we are franchising rentals as a company like Hertz would. But unlike Hertz, we own our own vehicle unique vehicle product and manufacturing process in the market, and so our franchisees will purchase vehicles and rent them to customers; we’ll take a franchise fee and then a little bit off of the top line forever forward.

That is going to be our key driver for the in-market vehicle experience, so instead of you coming into a store and taking a test drive you rent a vehicle for a half a day, or for a full day and then by the end of that day we are we are convinced that you will have come up with lots of reasons why you should have an Arcimoto in your own driveway.

We have announced several rental partnerships. In quarter two, we announced a partnership in Costa Rica and a partnership with GoCar in San Francisco. For those of you who are familiar with the San Francisco market, the GoCars are little three-wheeled tour vehicles; they have about 80 vehicles in their fleet and they’re going to replace about half of those with Aricmotos. In one of the key technology capitals of the world, we will have a high degree of visibility coming very soon out of the gates after we actually launched the product. We have spent the last, almost the last couple of years since our initial public offering, provisioning our manufacturing plant, and preparing for production finalizing the product so the Arcimoto manufacturing plant really embodies our production model. I think of this somewhat like a microchip, we have functional areas within the factory footprint, and those areas are designed to be replicated in order to build to scale.

I’m going to play you guys a video; this is for those who have not had a chance to actually see the factory for themselves and I’m going to just fire it up right now.

[Played Arcimoto YouTube video; transcript of the video is provided below]

Welcome to the AMP, the Arcimoto manufacturing plant, I’m your host Jill Morgan; let’s go take a look around. This is where I want to start the tour; this is our wall of inspiration. These are messages written by family, community members, pre-order customers, vendors, this reminds us daily of why we’re working these long days and into the evenings and sometimes weekends to get stuff done and we’re really contributing to something that’s way bigger than us. It’s really inspiring if you take a look at the wall, it’s awesome.

This is an LC5 from BLM; this is a 4,000-watt laser. The really cool thing about this piece of equipment is, we can load the tubular steel in the front carriage, it begins to create the upper structure of the Arcimoto, while simultaneously loading the sheet from the left; we load it into the carriage right here in front of us, loads it into the laser, and begins to create all the components that make up your Arcimoto FUV. Here’s some components that just came off the laser.

We actually walk right over here, to the CNC forming machine; technician loads it into the equipment, and then he or she begins to create these different components that actually make up your future Arcimoto. You take these pieces of steel, we’re going to load them into the CNC bender, and it starts creating the upper structure. We load them into this fixture, clamp them down, it rolls it up in there, and then the robot stitches it all together.

Hey guys, this is our EDM 9000 10-gigawatt subwoofer for Arcimoto raves; just kidding it’s an air filter.

These two robotic welders are dedicated to all the other portions of the Arcimoto, which is the front clip, the battery modules, backbones, all that kind of sheet metal equipment. What we’re looking at here is Domo on the left, Arigato on the right. The reason we use the robots is robot is basically error free; does it exactly the same, every single time.

This is what it will take to get to the production volumes that we need to create to really make a difference in our world.

Let’s take a look at the material handling portion of the organization. We’ve got some headlights on this pallet, some windshields, and what’s really cool is we’ve got a whole bunch of gear boxes on their way to get machined and we’ll take a look at how that works next.

Let me introduce you to Barry White; this is a state-of-the-art four axis milling machine and it’s working on gearbox components. Let me introduce you to Barry’s sidekick; this is Kenny G; this is state-of-the-art lathe; this baby creates all kinds of components for steering bits, suspension, etc.

I’m going to show you some completed components, they’re back from powder coat; they’re going to help create the next vehicle. These are some floorboards, some rear swing arms, and we have some battery modules right here. The cool thing about an Arcimoto FUV is there’s only a few components that make up the entire vehicle. We’ve been taking a look at the upper structure; it meets the backbone, or the central chassis; it houses your battery modules, your BMS, and your wiring harnesses. We add the front clip, motors, controllers, the brain of their operation we’re not going to actually show you, and then we add body panels, glass, safety harnesses, seats, some labeling; you’ve got yourself an Arcimoto FUV.

That pretty much wraps up the tour. Thank you so much for spending time with me today. I just wanted to put in there that we’ve been told a thousand times in a row this can’t be done and so I’m going to remind you right now, don’t give up on your dreams. Thank you so much.

[End of video]

Mark Frohnmayer

The significance of that last vehicle rolling off the line this is actually the very first Evergreen Edition Fun Utility Vehicle to hit the road. We are not in quote full production yet, but we are building production vehicles; we have a few last little steps of compliance to work through but we have the line is fully up and running, building up inventory, in anticipation of the completion of compliance.

Last month in a letter to all of our stakeholders, I laid out our sort of three final hurdles; the brake system testing, which had been delayed largely due to weather, lighting compliance testing, and then finally the efforts to finalize the seatbelts in the frame.

Brake system testing is complete; in terms of lighting compliance, we have only a single position left that has yet to pass the four key photometry, visibility, colorimetry, and effective projected luminous lens area tests that are the front turn signals, and we now have one candidate turn signal at the lab, and one more that will get there at the end of this week.

We have a final test on the headlights; the out-of-focus test, which is next week, and then we have mechanical testing or pass-through certification for all of the lighting; about 70% complete and we are anticipating that may be completed as soon as the end of next week.

Then finally, when it comes to the seatbelts in the frame, we have worked collaboratively with our seat belt manufacturer to really do the deep dive on Arcimoto’s new 3+2 seat belt system. We’ve gone through several revs of belts with our seat belt manufacturer; we have validated those belts, and anchorage’s as of this morning, and we are doing a final full vehicle confirmatory sled test that is on the docket for August 26th, that’s a week from Monday.

Those test sleds will go out on Saturday and make the across the country.

In terms of funding, Arcimoto continues to attract financing on terms that we believe are favorable to the company, and favorable to our stakeholders, and we expect to access additional financing on substantially similar terms.

Key goals for the rest of this year; obviously get into production and deliver hundreds of Evergreen Edition Fun Utility Vehicles. Our engineering team will complete the Rapid Responder and the Deliverator; we will open key destination rental locations, so those starting on the west coast, primarily in California from the Bay Area on down, and then in other sunny locations around the country and around the world. We’ll roll out our product delivery and service networks; we are charging well down the path on the development of vehicle options and upgrades; things like air conditioning, soft doors, both soft half doors, and soft full side doors, at the same time that as at once we are in production at initial Evergreen volumes we’re going to be preparing for mass production for the following years.

Again, step one is deliver; we are anticipating that we will be delivering and starting production this quarter. We’ve actually have begun producing vehicles and are building up inventory now. That white vehicle was the very first Evergreen Edition Fun Utility Vehicle and then within 12 to 18 months, the plan is to ramp up to a rate of production of 200 units per week, which is the equivalent of 10,000 units per year, and as of the end of quarter two, we had 4,128 pre-orders and that at an average sales price anticipated $17,000. We look at that as seventy million dollars in anticipated revenue. In quarter two, we actually also began really telling the Arcimoto story to a larger global audience. I was invited to speak at the Singularity University Summit in Thailand; just got back from Boston at Canaccord Genuity’s conference and talking about the Arcimoto platform vision as a solution for the global transportation problem.

We saw great reception in Southeast Asia, in Thailand, in China, in Taiwan, in Korea, and we are anticipating that the factory model that we have built, we see a sort of a two-step scale-up process; one is to take those basic functional units of the factory, of the AMP design, very capital efficient flexible manufacturing program, and replicate those functional units within our own global headquarters, and then ultimately is to take sort of Arcimoto-in-a-box and replicate it all over the planet.

As we look out over the out-years this is really just to show you, in very broad strokes, where our heads are at in terms of what we see as the long-term potential for the product family, and what that looks like both in terms of the potential for revenue generation, as well as battery purchasing power, which is really one of our key cost reduction objectives over the coming years. A little note about the sector, we are an electric vehicle company; we are building a platform that is ideally suited to last mile delivery, to autonomous daily transport, to vacation rentals, to vehicle sharing opportunities; we really see the Arcimoto platform as being at the confluence of pretty much every major trend in mobility today and that, as we look out at the rest of the market, we see significant amounts of investment going on in this sector at reasonable valuations and that that the transition from fully into a production and delivery company is when we would have the opportunity to begin tapping into those larger pools.

That is all I have for my planned remarks, and then I would like, at this point, to open it up to Q&A. If you have a question, there is a Q&A interface and you can ask a question and I will do my best to answer.

Question-and-Answer Session

First is, can Arcimoto give any information as to its efforts to standardize the definition of autocycle in the U.S., or the various states so that the Arcimoto will qualify as one and not be held to stricter motorcycle regulations?

There’s been an effort to standardize what is called the autocycle, which is a three-wheeled vehicle that drives like a car, as a special class in a lot of states laws. That was work done largely by Elio Motors and then AAVMA, which is the American Association of Motor Vehicle Administrators, sort of came out with broad definitions for what an autocycle is. We actually helped in that process in like 2012 or 2013 and so we have been, the particulars of the Arcimoto as it is a handlebar steered vehicle, it doesn’t fall into those autocycle categories, so we have been working on a state-by-state basis, focusing on sort of our key early states first. Over the course of this year we’ve gone from, on the order of 14 states that don’t require a motorcycle license to drive the Arcimoto up to 19, there are only now, about 5 states, I believe, that require a helmet for all ages to use the Arcimoto; we’ve actually made significant progress so far and we’ve seen warm reception from legislators who have seen one, that the vehicle is incredibly easy and intuitive to operate, the learning curve is basically zero, and that the vehicle solves really a pressing need for state carbon reduction goals. We’ve had receptive audiences where we’re going, and we expect that as we roll out into the large market. We’re going to continue that effort particularly once we have production vehicles on the road; I should also add that we are leveraging our community of both interested potential customers, as well as pre-order customers, to write their legislators and help with those lobbying pushes and we expect to do more of that in in the future.

Next, do you think electric scooters such as Spin and Lime in urban areas are going to erode the bottom end of the potential market since they have already provided a sustainable shift in resources. If not, why not? If so, what are your plans to combat them?

We really see actually that those, the micro mobility and the mini mobility, which is the category that Arcimoto would fall into, are actually complementary categories. The push for electric scooters and electric bicycles exposes a much wider audience to the fun factor of and then the fun and clean aspects of electric transportation; but the Arcimoto can do so much more than a last mile scooter. We really look at the Arcimoto as sort of the last ten-mile solution of the last thirty-mile solution; it’s the vehicle that can get you all over your community in comfort, goes on all the roads, yet still maintains the benefits of small form transportation.

Next question, where will the all the vehicles for the recently announced foreign partnerships be built and what priority will they get over existing reservations for people not on the East Coast?

This is, I believe, in reference to the announcement of the deal with Costa Rica. The way that we look at this is that we have always planned to have in-market experience for potential future customers, so as we go into market we are going to sort of have one channel of vehicles that goes off to our pre-order list, and then those who remember our business plan before, we were going to do experience rental, we were going to do retail stores, and so you know this is, that has sort of always been the plan. We’re anticipating that you know eventually probably about 30% of our vehicles we’ll go to in-market rental operations and fleet operations, with the balance going to consumer vehicles, and so you know I would expect that it will probably be a little bit less than that for the initial ramp just because we have so much pent-up demand from our very patient pre-order customers. Thank you all for bearing with us through this vehicle finalization process. We are confident that the changes we have made, and the continued refinement, will have made it worth the wait.

Then with the first production vehicles scheduled to hit the road soon, explain the maintenance and warranty plans for prospective buyers.

The Arcimoto is going to come with a three-year 36,000-mile warranty. We’re planning on doing service in a variety of ways. In markets where we have rental outlets, our rental outlets will double as service centers. We’re also talking to major in-market service providers; so those who do basic automotive service can service basically all of the wear items on the Arcimoto, and then we also plan to have a mobile service option; so basically, service in your driveway.

How much cash is needed to get to the sustainable production target of 200 per week and how are you going to fund it?

We’re looking at a variety of tools for the next stages of growth of the company and primarily we’re looking at basically an inventory line of credit that will that will fund parts up that production ramp, but basically I think the key here is that we are planning to stay at basically a relatively consistent volume once we hit a rate of around 100 a month. We’re going to stay at a consistent production volume until we have the tools to really step up, and that’s to the point of the slide on production, step one is deliver get into market at low volume and then a major push to reduce cost and increased scale that will see a step function up; basically we’re anticipating middle to late next year.

The next question is based on your pilot builds and subsequent tear downs, can you get to 200 vehicles per week in the Eugene factory? If not, what has to happen?

We believe that our manufacturing line and the tools that we have in place can get to a 200 per week production volume in the facility that we have now. I’m anticipating that probably the major piece that we’ll need to address, in order to hit that number with our current facilities, is going to be part storage. The line is setup for it, the manufacturing equipment setup for it, but currently we don’t have the space for inventory that is and works in progress. The nice thing is where we are located, we actually have plenty of open space around us. We have a very large parking lot that we could, you know, put a tent up in or the like, or build a structure that will fit. We think we can do that where we’re at in order to hit the production volumes that we want to hit. Going forward beyond that, of course, we’ll need more space.

Next question is, is AC ready to go or can it be sold in as an add-on later and plugged in by the consumer?

We have our first air-conditioning prototype ready to go but it is not ready to go as a for sale option yet. That is an area of active development and we’re expecting to have that done in relatively short order. It probably won’t be a consumer plug-in; it would be something that would be an add-on that would be done by our one of our service providers.

Next question is, will the same seat belt be used in the front and rear? Will both belts have pre-tensioners and load limiters?

We actually do a three-point and a two-point in the front and in the rear. There is no pre-tensioner, there’s no load limiters, but the 3+2 is a model that that we borrowed from the BMW C1. It’s an attempt to get closer to the functionality of a four-point belt but using conventional seatbelts that are easy to get in and out of.

The next question is when do you really expect to deliver your first vehicle?

We are expecting to deliver our first vehicles in this quarter, and so basically if you look at the milestones ahead, it is possible. We will be done with all vehicle testing within the next couple of weeks and then there will be a quite a bit of additional documentation as those test reports come in and we fold them into all of our compliance certifications, but you can be assured that the team is really working at full steam to get vehicles out on the road to our customers. We are very happy with the performance of the vehicle; we’re very happy with what this process has brought us, and we understand really everyone is chomping at the bit, believe me nobody more than I, to get the vehicles on the road and in the hands of our customers.

Next question is how do you plan to protect your position and value proposition i.e. patents and barriers to entry?

This is a good question. Arcimoto has a handful of key patents - on the basic vehicle architecture so the real innovation that we have been fighting for on the vehicle platform is how do you build a small footprint vehicle that feels like a much larger vehicle, that carries two large adults very comfortably, yet fits three to a space, and that that is what our architecture patents are all about. It really is those are about how do you balance a three-wheeled vehicle platform to make it stable on the road even though it is small and lightweight. We also have key patents in the drivetrain novel battery interconnect, which is a crimp-based interconnect that has really nice properties, both mechanical and electrical properties, that’s applicable to higher power batteries and we have a patent on our dual motor gearbox. I would say that in terms of what are our barriers to entry, so patents will certainly play a part of that story, I think first to market with a real micro mobility solution for the mass-market continued innovation in the space so that people who are shooting for where we were are not getting to where we are and then a relentless focus on a pure electric solution that is a new brand, a new market opportunity, that is not weighed down by existing internal combustion engine products and branding and so on.

Next question is, do you have any other vehicle types in mind for the future?

Well yes, yes we definitely do.

Next is, when do you project Arcimoto needs to raise funds again and how much would that be a share offering through debt?

This is on the funding slide, it addresses this; we continue to be able to attract financing on terms that we believe are favorable to the company and favorable to our stakeholders and you can see that in our most recent filing and we actually expect to be able to access additional financing on substantially similar terms.

Next question is, how long does it take to produce one vehicle?

During our round-robin vehicle assembly and disassembly process we peaked at three vehicles a day. We are actually on a one vehicle per day production rate now, and we expect that once we are in market we will rapidly ramp up to five vehicles per day, and then you know by the time that we’re actually producing at that 200 vehicles per week rate that’s basically one every twenty minutes.

Next question is, will there be periodic updates on certification and testing or will we have to wait until November?

Well you know if we are successful in releasing the vehicle this quarter there’s basically one more month left in the quarter, and you will certainly see that announcement. It says something we have been building towards for a very long time and we are truly chomping at the bit to get vehicles on the road, into the market, and you will know the moment that happens.

Are you exploring the possibility of using lithium silicon batteries with silicon anodes?

We are open to future battery technologies as they become cost-effective and hold that scale in the marketplace. We are not actually, you know, we are not a battery cell manufacturer. We build our own battery modules out of cells, so I would say we are definitely open to the possibility of using you know the next chemistry du jour, whether it is a different anode cathode construction or solid electrolyte or whatever; it’s just really going to depend on when those new technologies are in production at scale and accessible to us through our partners.

Next question is, what are Arcimoto’s views on a merger buyout if the opportunity presented itself?

Arcimoto is a mission driven company; our mission is to catalyze the shift to a sustainable transportation solution system. I can see, with the right acquisition partner, that we could accelerate that mission, but again we would make that sort of a decision through that particular lens.

The next question is, would it be up for international purchase UK-based?

Our focus today is getting into market on the road here in the U.S. and then, the moment we are through U.S. compliance we’re looking at European compliance next. So yes, and then of course we’re looking also elsewhere in the world in terms of both market and then production.

The final question is, is the white vehicle you showed in the video one that is complete and will be provided to a customer?

The vehicle is complete, but for the items that yet have to be finalized in terms of certification; so basically the front turn signals and then there was actually one body panel part, that is the hinge cover, that was not in place in the photo on that vehicle, but otherwise it’s a complete vehicle. That one will not be provided to a customer; that one is going to be an internal marketing vehicle for Arcimoto, but the customer vehicles are very close behind it on the production line. Some of our very first customer vehicles are in build right now and just simply awaiting that final certification for delivery.

With that, thank you all for participating this afternoon. It’s nice to have a such a large crew on an August summer afternoon and evening and thank you all for your support.